Exhibit 99.1

FOR IMMEDIATE RELEASE

Friday, September 5, 2014

HURCO REPORTS THIRD QUARTER RESULTS

INDIANAPOLIS, INDIANA, — September 5, 2014, Hurco Companies, Inc. (Nasdaq, Global Select Market: HURC) today reported net income of $4,375,000, or $0.66 per diluted share, for its third fiscal quarter ended July 31, 2014, compared to $854,000, or $0.13 per diluted share, for the corresponding period in fiscal 2013. For the first nine months of fiscal 2014, Hurco reported net income of $10,280,000, or $1.56 per diluted share, compared to $6,291,000, or $0.96 per diluted share, for the corresponding period in fiscal 2013.

Sales and service fees for the third quarter of fiscal 2014 totaled $55,379,000, an increase of $10,221,000, or 23%, compared to the third quarter of fiscal 2013. Sales and service fees for the nine months ended July 31, 2014, totaled $160,080,000, an increase of $21,218,000, or 15%, compared to the corresponding period in fiscal 2013. The year-over-year increases in sales and service fees for the third quarter and the first nine months of fiscal 2014 benefitted from favorable currency impacts of approximately $1,655,000 and $3,956,000, respectively, when translating foreign sales to U.S. Dollars for financial reporting purposes.

The following table sets forth sales and service fees by geographic region for the third quarter and the first nine months of fiscal 2014 and 2013, respectively (in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
			$	%			$	%
	2014	2013	Change	Change	2014	2013	Change	Change
North America	$13,643	$14,730	$(1,087)	-7%	$42,223	$44,062	$(1,839)	-4%
Europe	36,627	25,973	10,654	41%	100,898	82,539	18,359	22%
Asia Pacific	5,109	4,455	654	15%	16,959	12,261	4,698	38%
Total	$55,379	$45,158	$10,221	23%	$160,080	$138,862	$21,218	15%

Sales and service fees in Europe and the Asia Pacific region increased during the third quarter of fiscal 2014 by 41% and 15%, respectively, compared to the corresponding prior year period. The overall improvement in sales for these regions was driven by increased shipments and a favorable mix of higher-performance machines. European sales and service fees for the third quarter and the first nine months of fiscal 2014 included $2,616,000 and $6,419,000, respectively, of sales from electro-mechanical components and accessories manufactured by Hurco’s Italian-based subsidiary, LCM Precision Technologies (LCM), compared to $523,000, representing one month’s sales in each of those periods in fiscal 2013. Hurco acquired the LCM machine tool component business on July 1, 2013. The increase in European sales and service fees for the third quarter and the first nine months of fiscal 2014 benefitted from favorable currency impacts of approximately $1,735,000 and $4,249,000, respectively, due primarily to a stronger Euro and Pound Sterling when translating foreign sales to U.S. Dollars for financial reporting purposes.

Sales and service fees in North America decreased during the third quarter of fiscal 2014 by 7% compared to the corresponding prior year period. During the first nine months of fiscal 2014, sales in North America have experienced some market softening in comparison to the record level sales achieved during fiscal 2013. In general, the softening of sales in North America is not unusual in the months prior to the International Manufacturing Technology Show which is held in September of even-numbered years.

Orders for the third quarter of fiscal 2014 were $56,378,000, an increase of $10,244,000, or 22%, over the corresponding period in fiscal 2013. European orders for the third quarter of fiscal 2014 included $1,258,000 of LCM products compared to $3,768,000 in the third quarter of fiscal 2013. LCM orders for the third quarter of fiscal 2013 included backlog orders existing at the date of acquisition and one month of new orders booked subsequent to the acquisition. Orders for the first nine months of fiscal 2014 were $167,152,000, an increase of $21,145,000, or 14%, over the corresponding period in fiscal 2013 and included $7,285,000 of orders for LCM products. The increase in European orders for the third quarter and the first nine months of fiscal 2014 were primarily driven by increased orders in Germany and England. The year-over-year improvement in Asian Pacific orders for the third quarter and nine month periods included the benefit of multiple machine orders and a favorable mix of higher-performance machines. The impact of currency translation on orders booked in the third quarter and the first nine months of fiscal 2014 was consistent with the impact on sales in those periods.

The following table sets forth new orders booked by geographic region for the third quarter and the first nine months of fiscal 2014 and 2013, respectively:

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
			$	%			$	%
	2014	2013	Change	Change	2014	2013	Change	Change
North America	$14,039	$14,427	$(388)	-3%	$40,040	$42,076	$(2,036)	-5%
Europe	36,368	28,267	8,101	29%	110,698	89,719	20,979	23%
Asia Pacific	5,971	3,440	2,531	74%	16,414	14,212	2,202	15%
Total	$56,378	$46,134	$10,244	22%	$167,152	$146,007	$21,145	14%

Hurco’s gross profit for the third quarter of fiscal 2014 was $18,012,000, or 33% of sales, compared to $11,715,000, or 26% of sales, for the corresponding period in fiscal 2013. Gross profit for the first nine months of fiscal 2014 was $48,560,000, or 30% of sales, compared to $39,914,000, or 29% of sales, for the corresponding prior year period. The increases in gross profit were attributable to a higher sales volume, particularly in Europe, the primary market for higher-performance machines, and the increased cost efficiencies realized from higher production levels during fiscal 2014.

Selling, general and administrative expenses for the third quarter of fiscal 2014 were $11,869,000, or 21% of sales, compared to $10,012,000, or 22% of sales, in the corresponding period in fiscal 2013. Selling, general and administrative expenses for the first nine months of fiscal 2014 were $33,675,000, or 21% of sales, compared to $29,611,000, or 21% of sales, for the corresponding prior year period. The year-over-year increases in selling, general and administrative expenses were primarily due to incremental operating expenses associated with the acquisition of the LCM business and increased incentive compensation expense.

The effective tax rate for the third quarter of fiscal 2014 was 28%, compared to 24% for the corresponding prior year period. The effective tax rate for the first nine months of fiscal 2014 was 29%, compared to 33% for the corresponding prior year period. The changes in effective tax rates in the year-over-year comparisons reflected the shift in geographic mix of income or loss among tax jurisdictions.

Cash and cash equivalents totaled $51,345,000 at July 31, 2014, compared to $42,804,000 at October 31, 2013.

Michael Doar, Chief Executive Officer, stated, “I am extremely pleased that Europe has performed so well this quarter, with marked increases in both sales and orders. Europe continues to be an extremely important market for Hurco due to the fact that it accounts for a large percentage of our high-performance machines. We are gaining traction in Asia as we continue to identify companies with more complex manufacturing needs, which is important since these companies can realize the greatest benefit from our control technologies. While activity in North America was somewhat softer than in the corresponding periods in 2013, I am confident our new machines, next generation control and new software technologies will generate excitement at the upcoming International Manufacturing Technology Show as customers seek to increase their productivity and profitability.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools and machine tool components for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: Sonja K. McClelland

Vice President, Secretary, Treasurer & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Sales and service fees	$55,379	$45,158	$160,080	$138,862

Cost of sales and service	37,367	33,443	111,520	98,948
Gross profit	18,012	11,715	48,560	39,914

Selling, general and administrative expenses	11,869	10,012	33,675	29,611
Operating income	6,143	1,703	14,885	10,303

Interest expense	65	74	196	194

Interest income	23	14	55	61

Investment income (expense)	4	4	40	19

Other (income) expense, net	46	530	331	861

Income before income taxes	6,059	1,117	14,453	9,328

Provision for income taxes	1,684	263	4,173	3,037

Net income	$4,375	$854	$10,280	$6,291

Income per common share

Basic	$0.67	$0.13	$1.57	$0.96
Diluted	$0.66	$0.13	$1.56	$0.96

Weighted average common shares outstanding
Basic	6,505	6,458	6,493	6,452
Diluted	6,548	6,507	6,529	6,495

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2014	2013	2014	2013
	(unaudited)		(unaudited)
Gross margin	33%	26%	30%	29%

SG&A expense as a percentage of sales	21%	22%	21%	21%

Operating income as a percentage of sales	11%	4%	9%	7%

Pre-tax income as a percentage of sales	11%	2%	9%	7%

Effective tax rate	28%	24%	29%	33%

Depreciation and amortization	808	791	2,359	2,506

Capital expenditures	761	608	2,135	1,897

Balance Sheet Data:	7/31/2014	10/31/2013
	(unaudited)
Working capital (excluding cash)	$88,300	$86,512

Days sales outstanding (unaudited)	48	45

Inventory turns (unaudited)	1.5	1.4

Capitalization
Total debt	$3,239	$3,665
Shareholders' equity	161,252	151,491
Total	$164,491	$155,156

Hurco Companies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	July 31,	October 31,
	2014	2013
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$51,345	$42,804
Accounts receivable, net	37,620	36,145
Inventories, net	99,338	95,260
Deferred income taxes	2,096	2,080
Derivative assets	1,189	699
Prepaid expenses	8,691	6,584
Other	1,479	1,430
Total current assets	201,758	185,002

Property and equipment:
Land	782	782
Building	7,314	7,326
Machinery and equipment	19,787	19,059
Leasehold improvements	3,594	3,634
	31,477	30,801
Less accumulated depreciation and amortization	(19,490)	(18,502)
	11,987	12,299

Non-current assets:
Software development costs, less accumulated amortization	3,625	3,714
Goodwill	2,771	2,807
Intangible assets, net	1,811	2,155
Other assets	5,746	5,258
	$227,698	$211,235

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$41,819	$35,527
Derivative liabilities	668	1,212
Accrued expenses	16,387	15,282
Short-term debt	3,239	3,665
Total current liabilities	62,113	55,686

Non-current liabilities:
Deferred income taxes	804	743
Accrued tax liability	1,127	1,103
Deferred credits and other obligations	2,402	2,212
Total liabilities	66,446	59,744

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized;
6,585,918 and 6,533,510 shares issued; and 6,504,880 and 6,465,054 shares outstanding,
as of July 31, 2014 and October 31, 2013, respectively	651	647
Additional paid-in capital	55,651	54,698
Retained earnings	107,174	98,130
Accumulated other comprehensive loss	(2,224)	(1,984)
Total shareholders' equity	161,252	151,491
	$227,698	$211,235